AMENDMENT TO SUB-ADVISORY AGREEMENT

THIS AMENDMENT is entered into as of December 1, 2018 to amend the SUB-ADVISORY AGREEMENT (the “Agreement”) dated December 18, 2013 by and between Callan LLC, a California limited liability corporation (formerly Callan Associates Inc., a California corporation, until September 1, 2017) with its principal place of business at 600 Montgomery Street, Suite 800, San Francisco, CA 94111-2710 (the “Adviser”), and Loomis, Sayles & Company, L.P., a Delaware limited partnership with its principal place of business at One Financial Center, Boston, MA 02111-2621 (the “Sub-Adviser”).

WHEREAS, pursuant to authority granted to the Adviser by the Board of Trustees (the “Board”) of THE KP FUNDS (the “Trust”) on behalf of the series set forth on Schedule A to the Agreement (the “Fund”) and pursuant to the provisions of the Investment Advisory Agreement dated as of December 18th, 2013 between the Adviser and the Fund (the “Management Agreement”), the Adviser has selected the Sub-Adviser to act as sub-investment adviser of the Fund and to provide certain related services, as more fully set forth in the Agreement;

WHEREAS, Callan Associates Inc., a California corporation, underwent a corporate reorganization whereby it converted its legal structure into a California limited liability corporation, changed its name to Callan LLC and assumed all rights and responsibilities of Callan Associates Inc. under the Agreement; and

WHEREAS, the Adviser and the Sub-Adviser desire to amend the Fee Schedule set forth in Schedule A of the Agreement;

NOW, THEREFORE, in consideration of the renewal of the premises, promises and mutual covenants contained herein and in the Agreement, the parties agree that the Agreement is hereby amended as follows:

1.	The Schedule A attached to this Amendment hereby replaces the current Schedule A to the Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date first above written.

CALLAN LLC

By:	/s/ Gregory C. Allen
Name:	Gregory C. Allen
Title:	CEO and Director of Research

LOOMIS, SAYLES & COMPANY, L.P.

By:	/s/ Lauren B. Pitalis
Name:	Lauren B. Pitalis
Title:	Vice President, Director of Client Intake

SCHEDULE A
to the
SUB-ADVISORY AGREEMENT
as amended effective December 1, 2018 between
CALLAN LLC
and
LOOMIS, SAYLES & COMPANY, L.P.

Each Fund will pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the portion of the Fund (or “Assets” as defined in this Agreement) as may be allocated by the Adviser to the Sub-Adviser from time to time under the following fee schedule:

Fund	Rate
KP Fixed Income Fund – Active Core Fixed-Income Sub-Strategy	[Redacted]

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